EXHIBIT 10U

Bristol-Myers Squibb Company

RESTRICTED STOCK AWARD AGREEMENT

UNDER THE BRISTOL-MYERS SQUIBB COMPANY

2002 STOCK INCENTIVE PLAN

1.    STOCK AWARD

Under the terms of the Bristol-Myers Squibb Company 2002 Stock Incentive Plan (the “Plan”) the Compensation and Management Development Committee of the Board of Directors of Bristol-Myers Squibb Company (the “Committee”) has granted to the Award Recipient on the Award Date a Stock Award of Bristol-Myers Squibb Company Common Stock, par value $0.10 per share, (“Common Stock”) as designated herein subject to the terms, conditions, and restrictions set forth in this Agreement. The purposes of such Award are to motivate and retain the Award Recipient as an employee of Bristol-Myers Squibb Company (the “Company”) or a subsidiary of the Company, to encourage the Award Recipient to continue to give best efforts for the Company’s future success, and to further the opportunity for stock ownership by the Award Recipient in order to increase the Award Recipient’s proprietary interest in the Company. Except as may be required by law, the Award Recipient is not required to make any payment (other than payments for taxes pursuant to Section 5 hereof) or provide any consideration other than the rendering of future services to the Company or a subsidiary of the Company. You acknowledge that your continued employment with the Company and the Stock Award are sufficient consideration for this Agreement, including, without limitation, the restrictions imposed on you by Section 3.

2.    STOCK CERTIFICATES

The stock certificate(s), if any, evidencing the shares of the Stock Award shall be registered on the Company’s books in the name of the Award Recipient as of the Award Date. Physical possession or custody of such stock certificate(s), if any, shall be retained by the Company or by a bank or other institution in accordance with rules adopted by the Committee until such time as the applicable Restricted Period (as defined below) ends as set forth in Section 3 of this Agreement or such earlier termination of employment described in Section 3 of this Agreement.

While in its possession, the Company reserves the right to place a legend on the stock certificate(s) restricting the transferability of such certificate(s) and referring to the terms and conditions (including, without limitation, forfeiture) approved by the Committee and relating to the shares represented by the certificate(s). After the applicable Restricted Period, or earlier termination of employment, referred to above, ends, the Company shall cause an unlegended stock certificate(s) covering the requisite number of vested shares registered on the Company’s books in the name of the Award Recipient or his beneficiary(ies), as appropriate, to be delivered to such person(s) as soon as practicable after the applicable Restricted Period ends.

3.    RESTRICTIONS AND FORFEITURES

Except as otherwise provided in this Section 3, shares of stock covered by the Stock Award shall be subject to the restrictions and conditions set forth herein during the Restricted Period (as defined below) and the Non-Competition and Non-Solicitation Period (as defined below).

Vesting of the Stock award is conditioned upon the Award Recipient remaining continuously employed by the Company or a subsidiary of the Company following the Award Date. Assuming the satisfaction of these conditions, the Stock Award will become vested and nonforfeitable as follows: one third on the third anniversary of the Award Date; an additional one-third on the fourth anniversary of the Award Date; and the final third on the fifth anniversary of the Award Date

(a)	Except as set forth below, during the Restricted Period, the Award Recipient may not sell, transfer, pledge or assign any of the shares of stock covered by the Stock Award that have not vested.

(b)	Except as the Committee may otherwise determine, the Award Recipient shall have with respect to the stock covered by the Stock Award all of the rights of a stockholder of the Company, including the right to vote the shares and receive dividends and other distributions provided that distributions in the form of stock shall be subject to the same restrictions as the stock of the underlying Stock Award. Certificates for shares of stock covered by the Stock Award shall be delivered to the Award Recipient promptly after, and only after, the Restricted Period shall have expired without any forfeiture occurring with respect to such shares.

(c)	In the event of an Award Recipient’s Retirement, Death or Disability (as those terms are defined in the Plan) prior to the end of the Restricted Period, the Award Recipient, or his/her estate, shall be entitled to receive a proportionate number of the total number of shares subject to the Stock Award granted, provided that the Award Recipient has been continuously employed by the Company for at least one year following the Award Date and the Award Recipient’s employment has not been terminated by the Company for misconduct or other conduct deemed detrimental to the interests of the Company. Theformula for determining the proportionate number of shares the Award Recipient is entitled to is available by request from the Office of the Corporate Secretary at 345 Park Avenue, New York, New York 10154.

(d)	In the event the Award Recipient’s employment is terminated by the Company for reasons other than misconduct or other conduct deemed detrimental to the interests of the Company, and the Award Recipient is not eligible to retire, the Award Recipient shall receive a proportionate number of the total number of shares subject to the Stock Award granted, provided that the Award Recipient has been continuously employed by the Company for at least one year following the Award Date and the Award Recipient signs a general release and where applicable, a non-compete and/or a non-solicitation agreement. The formula for determining the proportionate number of shares the Award Recipient is entitled to is available by request from the Office of the Corporate Secretary at 345 Park Avenue, New York, New York 10154.

(e)	In the event the Award Recipient’s employment is terminated for a Qualifying Reason (as defined under the Plan) during the three (3) year period following a Change in Control (as defined under the Plan), all remaining restrictions shall be waived and the shares covered by the Stock Award shall be deemed fully vested.

(f)	In the event of the Award Recipient’s voluntary termination, or termination for misconduct or other conduct deemed detrimental to the interests of the Company, the Award Recipient shall forfeit all unvested shares covered by the Stock Award on the date of termination.

(g)	In the event that the Award Recipient fails promptly to pay or make satisfactory arrangements as to the withholding taxes as provided in Section 5, all shares then subject to restriction shall be forfeited by the Award Recipient and shall be deemed to be reacquired by the Company.

(h)	The Award Recipient may, at any time prior to the expiration of the Restricted Period, waive all rights with respect to all or some of the shares covered by the Stock Award by delivering to the Company a written notice of such waiver.

(i)	Any shares covered by the Stock Award that are forfeited by the Award Recipient shall be retired by the Company and resume the status of Treasury shares available for use under the Plan in accordance with Section 3 of the Plan.

(j)	(i) A transfer of an Award Recipient from the Company to a subsidiary, or vice versa, or from one subsidiary to another; (ii) A leave of absence, duly authorized in writing by the Company, for military service or sickness or for any other purpose approved by the Company if the period of such leave does not exceed ninety (90) days, and (iii) a leave of absence in excess of ninety (90) days, duly authorized in writing, by the Company, provided the Award Recipient’s right to reemployment is guaranteed either by a statute or by contract, shall not be deemed a termination of employment. However, failure of the Award Recipient to return to the employ of the Company at the end of an approved leave of absence shall be deemed a termination. During a leave of absence as defined in (ii) or (iii), the Award Recipient will be considered to have been continuously employed by the Company but such period shall not be counted in determining the period of employment for vesting purposes of this Section 3.

(k)	By accepting this Stock Award, you expressly agree and covenant that during the Restricted Period (as defined below) and the Non-Competition and Non-Solicitation Period (as defined below), you shall not, without the prior consent of the Company, directly or indirectly:

(i)	own or have any financial interest in a Competitive Business (as defined below), except that nothing in this clause shall prevent you from owning one per cent or less of the outstanding securities of any entity whose securities are traded on a U.S. national securities exchange (including NASDAQ) or an equivalent foreign exchange;

(ii)	be actively connected with a Competitive Business by managing, operating, controlling, being an employee or consultant (or accepting an offer to be an employee or consultant) or otherwise advising or assisting a Competitive Business;

(iii)	take any action that might divert any opportunity from the Company or any of its affiliates, successors or assigns (the “Related Parties”) that is within the scope of the present or future operations or business of any Related Parties;

(iv)	employ, solicit for employment, advise or recommend to any other person that they employ or solicit for employment or form an association with any person who is employed by the Company or who has been employed by the Company within one year of the date of the termination of your employment with the Company;

(v)	contact, call upon or solicit any customer of the Company, or attempt to divert or take away from the Company the business of any of its customers;

(vi)	contact, call upon or solicit any prospective customer of the Company that you became aware of or were introduced to in the course of your duties for the Company, or otherwise divert or take away from the Company the business of any prospective customer of the Company; or

(vii)	engage in any activity that is harmful to the interests of the Company, including, without limitation, any conduct during the term of your employment that violates the Company’s Standards of Business Conduct and Ethics, securities trading policy and other policies.

(l)	Forfeiture. If the Committee determines that you have violated any provisions of Section 3(k) above during the Restricted Period or the Non-Competition and Non-Solicitation Period, then you agree and covenant that:

(i)	any unvested portion of the Stock Award shall be immediately rescinded;

(ii)	you shall automatically forfeit any rights you may have with respect to the Stock Award as of the date of such determination; and

(iii)	if any part of the Stock Award vests within the twelve-month period immediately preceding a violation of Section 3(k) above (or following the date of any such violation), upon the Company’s demand, you shall immediately deliver to it a certificate or certificates for shares of the Company’s Common Stock that you acquired upon such vesting.

(m)	The foregoing remedies set forth in Section 3(l) shall not be the Company’s exclusive remedies. The Company reserves all other rights and remedies available to it at law or in equity.

(n)	Definitions. For purposes of this Agreement, the following definitions shall apply:

(i)	The Company directly advertises and solicits business from customers wherever they may be found and its business is thus worldwide in scope. Therefore, “Competitive Business” means any person or entity that engages in any business activity that competes with the Company’s business in any way, in any geographic area in which the Company engages in business, including, without limitation, any state in the United States in which the Company sells or offers to sell its products from time to time.

(ii)	“Non-Competition and Non-Solicitation Period” means the period during which you are employed by the Company and twelve months following the date that you cease to be employed by the Company for any reason whatsoever.

(iii)	“Restricted Period” means the period from the Award Date until all of the shares of stock covered by the Stock Award become vested.

(o)	Severability. You acknowledge and agree that the period, scope and geographic areas of restriction imposed upon you by the provisions of Section 3 are fair and reasonable and are reasonably required for the protection of the Company. In the event that all or any part of this Section 3 is held to be unenforceable or invalid, the remaining parts of Section 3 and this Agreement shall nevertheless continue to be valid and enforceable as though the invalid portions were not a part of this Agreement. If any one of the provisions in Section 3 is held to be excessively broad as to period, scope and geographic areas, any such provision shall be construed by limiting it to the extent necessary to be enforceable under applicable law.

(p)	Extension of Restrictions Upon Violation. If you violate any provision of Section 3 during the Restricted Period or the Non-Competition and Solicitation Period, the Restricted Period or the Non-Competition and Non-Solicitation Period, as applicable, shall be extended for a period of twelve months from the date of your last violation.

(q)	Injunctive Remedies. You acknowledge that the restrictions contained in this Agreement are reasonably necessary to protect the legitimate business interests of the Company, and that any violation of any of such restrictions will result in immediate and irreparable injury to the Company for which monetary damages will not be an adequate remedy. You further acknowledge that if any such restriction is violated, the Company will be entitled to immediate relief enjoining such violation (including, without limitation, temporary and permanent injunctions, a decree for specific performance and an equitable accounting of earnings, profits and other benefits arising from such violation) in any court or before any judicial body having jurisdiction over such claim, without the necessity of showing any actual damage or posting any bond or furnishing any other security. You also agree that any request for such relief by the Company shall be in addition to and without prejudice to any claim for monetary damages that the Company may elect to assert.

(r)	Expenses of Enforcement. If you violate this Agreement, you shall pay the Company for any and all costs, fees (including, without limitation, attorneys’ fees), expenses and disbursements of the Company in connection with the enforcement by the Company of this Agreement.

4.	DEATH OF AWARD RECIPIENT

In the event of the Award Recipient’s death prior to the delivery of vested shares hereunder, such shares shall be delivered to the Award Recipient’s estate, upon presentation to the Committee of letters testamentary or other documentation satisfactory to the Committee.

5.	TAXES

At such time as the Company is required to withhold taxes with respect to the shares covered by the Stock Award, or at an earlier date as determined by the Company, the Award Recipient shall remit to the Company of an amount sufficient to cover such taxes or make such other arrangement regarding payments of such taxes as is satisfactory to the Committee. The Company and its subsidiaries shall, to the extent permitted by law, have the right to deduct such amount from any payment of any kind otherwise due to the Award Recipient. Prior to vesting of the shares covered by the Stock Award, the dividends payable to the Award Recipient will be compensation (wages) for tax purposes and will be included on the Award Recipient’s W-2 form. The Company shall withhold applicable taxes on such dividends. The Company may deduct such taxes either from the gross dividends payable on such shares or from any other cash payments to be made to or on account of the Award Recipient or may require the Award Recipient to remit promptly to the Company such tax amounts. Any cash payment to the Award Recipient referred to in Section 3 of the Agreement shall be included in the Award Recipient’s W-2 form as compensation and shall be subject to applicable tax withholding.

6.	CHANGES IN CAPITALIZATION

In the event of any change in the outstanding Common Stock of the Company as contemplated by Section 10 of the Plan occurring prior to the vesting of shares as set forth in Section 3 of this Agreement, the Committee shall adjust appropriately the number of shares covered for the Stock Award (including shares not already vested) and may make any other related adjustments as it deems appropriate.

7.	EFFECT ON OTHER BENEFITS

In no event shall the value, at any time, of the shares covered by the Stock Award or any other payment under this Agreement be included as compensation or earnings for purposes of any other compensation, retirement, or benefit plan offered to employees of the Company unless otherwise specifically provided for in such plan.

8.	RIGHT TO CONTINUED EMPLOYMENT

Nothing in the Plan or this Agreement shall confer on an Award Recipient any right to continue in the employ of the Company or any subsidiary or any specific position or level of employment with the Company or any subsidiary or affect in any way the right of the Company or any subsidiary to terminate the Award Recipient’s employment without prior notice at any time for any reason or no reason.

9.	ADMINISTRATION

The Committee shall have full authority and discretion, subject only to the express terms of the Plan, to decide all matters relating to the administration and interpretation of the Plan and this Agreement and all such Committee determinations shall be final, conclusive, and binding upon the Company, the Award Recipient, and all interested parties.

10.	AMENDMENT

This Agreement shall be subject to the terms of the Plan, as amended from time to time, except that the Stock Award which is the subject of this Agreement may not be adversely affected by any amendment or termination of the Plan approved after the Award Date without the Award Recipient’s written consent.

11.	SEVERABILITY AND VALIDITY

The various provisions of this Agreement are severable and any determination of invalidity or unenforceability of any one provision shall have no effect on the remaining provisions.

12.	GOVERNING LAW

This Agreement shall be governed by the substantive laws (but not the choice of law rules) of the State of New York.

13.	SUCCESSORS

This Agreement shall be binding upon and inure to the benefit of the successors, assigns, and heirs of the respective parties.

14.	ENTIRE AGREEMENT AND NO ORAL MODIFICATION OR WAIVER

This Agreement contains the entire understanding of the parties. This Agreement shall not be modified or amended except in writing duly signed by the parties. Any waiver or any right or failure to perform under this Agreement shall be in writing signed by the party granting the waiver and shall not be deemed a waiver of any subsequent failure to perform.

I have read this agreement in its entirety. I hereby agree to the foregoing terms, restrictions and conditions set forth in the agreement and accept the stock award subject hereto.

Bristol-Meyers Squibb Company

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